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                                                                  Exhibit 23.1

                         Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 333-88635 of Dot Hill Systems Corp. on Form S-8 of our reports dated (1) January 25, 2000 related to the consolidated financial statements of Dot Hill Systems Corp. and its subsidiaries as of December 31, 1999 and for the year then ended, and (2) May 6, 1999 related to the consolidated financial statements of Artecon, Inc. and its subsidiaries as of March 31, 1999 and for each of the two years in the period ended March 31, 1999 (not presented separately herein), appearing in this Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 1999.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 29, 2000